Exhibit 10.12

AGREEMENT made as of the 1st day of August, 2016, by and between CBS Radio Inc. (“CBS”), a business unit of CBS Corporation, having an address at 1271 Avenue of the Americas, New York, New York 10020 and ROBERT PHILIPS (“Executive”), whose address is 1116 Somerset Place, Lutherville, MD 21093.

W I T N E S S E T H:

WHEREAS, CBS desires to secure the services of Executive as Chief Revenue Officer, and Executive is willing to perform such services, upon the terms, provisions and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, it is agreed upon between CBS and Executive as follows:

1. (a) CBS shall employ Executive, and Executive shall hereby accept employment as Chief Revenue Officer for a two (2) year, five (5) month term commencing August 1, 2016 and ending December 31, 2018 (the “Employment Term”). Should Executive remain employed by CBS or CBS Corporation following the expiration of the Employment Term, the Executive’s status shall be as an “at-will” employee, subject to such terms and conditions of employment as CBS or CBS Corporation, as applicable, may in its sole discretion implement.

(b) Executive shall perform such services as are consistent with Executive’s position as Chief Revenue Officer, and other reasonable duties that may be assigned from time to time. Executive shall report to the President of CBS Radio or such other person as may be designated by the President of CBS Radio.

2. (a) CBS agrees to pay Executive, and Executive agrees to accept from CBS for Executive’s services hereunder, an annual base salary of Five Hundred Thousand Dollars ($5oo,ooo). Base salary shall be payable in accordance with the regular payroll practices of CBS.

(b) CBS agrees Executive shall be eligible to be considered for participation in the CBS Short-Term Incentive plan (“STIP”), i.e. CBS Corporation’s current bonus plan, or any successor plans to STIP. Executive shall have an annual bonus target equal to Sixty percent (6o%) of Executive’s base salary; provided, however, for calendar year 2016 only, Executive’s annual bonus target shall be Thirty percent (30%) pursuant to STIP as it applies to Executive’s position as Senior Vice President Sales, and thirty percent (30%) pursuant to the bonus plan as it applies to Executive’s previous position as Senior Vice President, Market Manager, Baltimore and Executive’s performance against criteria established by CBS for the 2016 calendar year. Since STIP is administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation (or of meeting any target amounts), and the precise amount, form and timing of these awards, if any, shall be determined on an annual basis at the sole discretion of the Board of Directors of CBS Corporation, or the appropriate committee of such Board. Executive’s bonus for any calendar year shall be payable, less applicable deductions and withholding taxes, by February 28th of the following year.

(c) CBS further agrees that Executive shall be eligible to be considered for participation in the CBS Corporation Long-Term Incentive Plan (“LTIP”), i.e., CBS Corporation’s current long-term incentive plan, or any successor plans to LTIP, with an annual LTIP target of Two Hundred Thousand Dollars ($200,000). Since the LTIP is administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation (or of meeting any target amounts), and the precise amount, form and timing of these awards, if any, shall be determined on an annual basis at the sole discretion of the Board of Directors of CBS Corporation, or the appropriate committee of such Board.

3. (a) Executive shall be eligible to participate in all plans now existing or hereafter adopted for the general benefit of CBS employees for the period of such plans’ existence, subject to the provisions of such plans as the same may be in effect from time to time unless otherwise prescribed. Executive shall also be eligible to participate in other CBS benefit plans in which participation is limited to CBS executives in positions comparable to or lesser than Executive’s. Since plans in this latter category are administered under procedures that are not subject to contractual arrangements, eligibility for consideration is no guarantee of actual participation because the discretion of the Board of Directors of CBS Corporation, or that of the appropriate committee of such Board, in granting participation, is absolute. To the extent Executive participates in any benefit plan, such participation shall be based upon Executive’s base salary, unless otherwise indicated in the plan document.

(b) Executive shall be eligible for five (5) weeks of vacation per calendar year. In the event of termination, Executive’s vacation time shall be paid out in accordance with CBS policy.

4. Executive agrees to devote all business time and attention to the affairs of CBS, except during vacation periods and reasonable periods of illness or other incapacity consistent with the practices of CBS for executives in comparable positions. Executive further agrees that Executive’s services shall be completely exclusive to CBS during the Employment Term and that Executive will fulfill all fiduciary duties and exhibit a duty of loyalty to CBS at all times. Executive also agrees to comply with all applicable CBS and CBS Corporation policies, as may be amended from time to time.

5. (a) Executive acknowledges that Executive has been furnished a copy of CBS Corporation’s 2016 Business Conduct Statement (“BCS”). Executive represents and warrants that Executive has read and fully understands all of the requirements thereof, and that Executive is in full compliance with the terms of the BCS. Executive further represents and warrants that at all times during the Employment Term, Executive shall perform Executive’s services hereunder in full compliance with the BCS, and with any revisions thereof or additions thereto.

(b) During the Employment Term, except as authorized by CBS, Executive shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning CBS, CBS Corporation or any of CBS Corporation’s affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.

(c) Executive shall act at all times with due regard to public morals, conventions and CBS policies. If Executive shall have committed or does commit any act, or if Executive shall have conducted or does conduct himself/herself in a manner, which shall be an offense involving moral turpitude under federal, state or local laws, or which might tend to bring Executive to public disrepute, contempt, scandal or ridicule, or which might tend to reflect unfavorably upon CBS or CBS Corporation, CBS shall have the right to terminate this Agreement upon notice to Executive given at any time following the date on which the commission of such act, or such conduct, shall have become known to CBS.

6. Executive acknowledges that CBS is an equal opportunity employer. Executive represents and warrants that Executive has read and fully understands the CBS Equal Employment Opportunity (“EEO”) policy and that Executive is in full compliance with the terms of the EEO policy. Executive further represents and warrants that Executive will comply with the EEO policy and with applicable Federal, state and local laws prohibiting discrimination on the basis of race, color, national origin, religion, sex, age, disability, alienage or citizenship status, sexual orientation, veteran’s status, gender identity or gender expression, marital status, height or weight, genetic information or any other characteristic protected by law or CBS policy during the Employment Term.

7. (a) In the event of Executive’s death, base salary payments and all other compensation to be paid pursuant to this Agreement shall cease immediately and this Agreement shall terminate at the time of death; provided, however, the estate of Executive shall receive any base salary and any other earned compensation due and not yet paid through the date of Executive’s death and any accrued but unused vacation to which Executive was entitled. The payments provided for in this paragraph 7(a), in the event of death shall be made by February 28th of the calendar year following the calendar year of Executive’s death.

(b) If, during the Employment Term, CBS properly terminates the employment of Executive for Cause, which for these purposes is defined as (i) dishonesty, fraud, misappropriation or embezzlement on the part of Executive, (ii) conviction for criminal activity other than minor traffic offenses, (iii) Executive’s repeated willful failure to perform services hereunder, or (iv) Executive’s breach of the provisions of paragraphs 4, 5, 6, 8, 9, 10, 11, 12 or 13 hereof, then CBS shall immediately have the right to terminate this Agreement without further obligation of any nature, including but not limited to the payment of cash compensation, the vesting of equity compensation, and/or the accrual of vacation time , except for the payment of vested benefits and/ or allowing Executive to be eligible for medical and dental benefits as required by law (each of the following: (i), (ii), (iii) and (iv) shall individually constitute “Cause”). If, during the Employment Term, CBS terminates the employment of Executive on account of Executive’s disability or other incapacity, then CBS shall have no further obligation to Executive hereunder; provided, however, that in the event of Executive’s disability or other incapacity CBS may terminate this Agreement effective only after the expiration of a period the length of which shall be determined by the CBS Human Resources Department pursuant to the then applicable CBS short-term and long-term disability programs. Notwithstanding the foregoing, Executive shall be entitled to receive any base salary due and not yet paid and any accrued but unused vacation should Executive’s employment be terminated pursuant to this Paragraph 7(b).

(c) If, during the Employment Term, the employment of Executive by CBS is terminated other than for Cause (as defined above), death, disability or other incapacity (hereinafter collectively referred to as “Termination Other Than for Cause”), then, upon execution of a release that becomes effective and irrevocable as provided in paragraph 19 below, Executive shall be entitled to receive the greater of (A) Executive’s then current base Salary described in paragraph 2(a) payable in accordance with CBS’s then effective payroll practices for the number of weeks remaining in the Employment Term, or (B) an amount that would be paid under CBS’s then current Severance Policy, if greater, as if CBS and Executive had not entered into this agreement (either (A) or (B) being the “Severance Payment”). Executive shall also be eligible to receive a payment for any bonuses earned up to the date that Executive is subject to a Termination Other Than for Cause under only the CBS Radio Station Management and Sales Management Compensation plan (the “bonus plan”), subject to the limitations set forth above in paragraph 2(b). Subject to the provisions of paragraph 11, Executive shall be required to mitigate the Severance Payment by seeking other employment following the date of termination of Executive’s employment, and any compensation earned by Executive shall be deducted from the amount of continued salary due; provided, that mitigation shall not be required, and no reduction for other compensation shall be made for the first two (2) months after the termination of Executive’s employment. During the mitigation period, Executive’s failure to conduct a good faith search for comparable employment shall relieve CBS of all further obligations to pay Executive under this Paragraph 7(c). Executive shall provide CBS with an accounting of Executive’s efforts to find other employment within fifteen (15) days of receiving a written request from CBS to do so. The Severance Payment provided for in this Paragraph 7(c) is in lieu of any other severance payment or protection under any plan that may now or hereafter exist and shall be the sole and exclusive compensation payable in the event of a Termination Other Than for Cause. For the avoidance of doubt, following Executive’s Termination Other Than for Cause, CBS shall have no further obligation to Executive of any nature, including but not limited to the payment of cash compensation, the vesting of equity compensation, and/or the accrual of vacation time, except for the payments and benefit entitlements expressly provided for in this Paragraph 7(c). Notwithstanding the foregoing, Executive shall be entitled to receive any base salary due and not yet paid and any accrued but unused vacation should Executive’s employment be terminated pursuant to this Paragraph 7(c), and in the event of Executive’s death, Executive’s estate shall receive any severance payment due and not yet paid through the date of Executive’s death. Nothing herein shall obligate CBS to utilize Executive’s services. If the employment of Executive is terminated by CBS for Cause or by reason of Executive’s disability, incapacity or death, this Paragraph 7(c) shall not be applicable. To the extent payments provided for in this Paragraph 7(c) are payable to Executive, such payments shall be made in accordance with CBS’s then effective payroll practices (Executive’s “Regular Payroll Amount”) as follows:

i.	beginning on the regular payroll date (“Regular Payroll Dates”) following the date Executive is terminated other than for Cause from Executive’s position, Executive will receive Executive’s Regular Payroll Amount on the Regular Payroll Dates that occur prior to March 15th of the year following the year in which Executive was terminated other than for Cause from Executive’s position;

ii.

beginning with the first Regular Payroll Date on or after March 15th of the year following the year in which Executive is terminated other than for Cause from Executive’s position, Executive will receive Executive’s Regular Payroll Amount, to the extent a balance, if any, remains due, until Executive has received an amount equal to the maximum amount permitted to be paid pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (i.e., the lesser of two times Executive’s annualized compensation or two times the Section 401(a)(17) limit for the year in which Executive is terminated other than for Cause from Executive’s position, which amount is $530,000 for 2016) provided, however, that in no event shall payment be made to Executive pursuant to this paragraph 7(c)(ii) later than December 31st of the second year following the year in which Executive was terminated other than for Cause from Executive’s position; and

iii.	the balance of Executive’s Regular Payroll Amount, to the extent any remains due, will be paid to Executive by payment of Executive’s Regular Payroll Amount on Executive’s Regular Payroll Dates beginning with the regular payroll date that follows the date of the final payment pursuant to paragraph 7(c)(ii);

provided, however, that in the event that Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Code Section 409A”) and as determined pursuant to procedures adopted by the Company) and has actually, or is deemed to have, incurred a “separation from service” within the meaning of Code Section 409A (“409A Termination”) and if any portion of Executive’s Regular Payroll Amount that would be paid to the Executive (for termination other than for Cause) during the six-month period following such 409A Termination constitutes deferred compensation (within the meaning of Code Section 409A), such portion shall be paid to Executive on the earlier of (A) the first business day of the seventh month following the month in which Executive’s 409A Termination occurs or (B) Executive’s death (the applicable date, the “Permissible Payment Date”) rather than as described in paragraph 7(c)(i),(ii) or (iii), as applicable, and remaining payments of base salary, if any, shall be paid to Executive or to Executive’s estate, as applicable, by payment of Executive’s Regular Payroll Amount on Executive’s Regular Payroll Dates commencing with the Regular Payroll Date that follows the Permissible Date. Each payment pursuant to this paragraph 7(c)(i), (ii) and (iii) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A.

Further, to the extent that a Termination Other Than for Cause is considered a “separation from service” within the meaning of Code Section 409A and which results in the Executive’s loss of eligibility for medical and/or dental benefits under CBS’ then effective benefit plans, Executive shall receive CBS medical and/or dental insurance coverage for Executive and, if applicable, any eligible dependents, to the extent permitted under the terms of the applicable plans, and at Executive’s then-existing contribution level, on an after-tax basis, until the earlier of: (a) the date that Executive is no longer receiving Severance Payments; or (b) the date on which Executive becomes eligible for medical and dental coverage from a third-party employer. The cost of CBS’s share of the contribution for this medical and/or dental insurance coverage shall be reported as taxable income to the Executive. After the extended coverage provided for in this paragraph ends, Executive and, if applicable, any eligible dependents may be entitled to elect coverage under the benefit plans at their own expense in accordance with the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. section 1161 et seq. (“COBRA”) and the terms of such plans. The parties agree that, consistent with the provisions of Code Section 409A, the following in-kind benefit rules shall also apply: (a) the amount of in-kind benefits paid during a calendar year will not affect the in-kind benefits in any other calendar year; and (b) Executive’s right to in-kind benefits is not subject to liquidation or exchange for another benefit.

(d) For the avoidance of doubt, Executive acknowledges that Executive shall not be entitled to receive any severance payments upon the expiration of this Agreement if Executive continues to be employed on an “at-will” basis following the expiration of this Agreement, provided, that if Executive resigns at the end of the Employment Term because no reasonable successor contract is agreed upon, then Executive shall be eligible to receive a severance payment under CBS’s then current severance policy (using a service date of February 1, 1989) and Executive agrees that the provisions of paragraph 11 shall apply to the time period during which Executive receives severance payments from CBS. Executive further acknowledges that Executive shall not be eligible to accrue additional vacation while receiving the Severance Payment provided for in paragraph 7(c), above.

(e) If Executive’s employment with CBS terminates for any reason, then, unless otherwise determined by the Senior Executive Vice President, Chief Legal Officer of CBS Corporation, Executive shall automatically be deemed to have resigned at that time from any and all officer or director positions that Executive may have held with CBS or any of CBS Corporation’s affiliated companies and all board seats or other positions in other entities Executive held on behalf of CBS, including any fiduciary positions (including as a trustee) Executive holds with respect to any employee benefit plans or trusts established by CBS or CBS Corporation. Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance. If, however, for any reason this Paragraph 7(e) is deemed insufficient to effectuate such resignation,

Executive agrees to execute, upon the request of CBS, CBS Corporation or any of CBS Corporation’s affiliated companies, any documents or instruments which CBS or CBS Corporation may deem necessary or desirable to effectuate such resignation or resignations, and Executive hereby authorizes the Secretary and any Assistant Secretary of CBS, CBS Corporation or any of CBS Corporation’s affiliated companies to execute any such documents or instruments as Executive’s attorney-in-fact.

(f) At CBS’s request, Executive will disclose to CBS all passwords to all password protected files, software and hardware which have been created or protected by Executive and which are on CBS’s computers.

8. CBS shall own all right, title and interest for the maximum time period available under applicable law to the results of Executive’s services and all artistic materials and intellectual properties which are, in whole or in part, created, developed or produced by Executive during the Employment Term and which are suggested by or related to Executive’s employment hereunder or any activities to which Executive is assigned, and Executive shall not have or claim to have any right, title or interest therein of any kind or nature. Executive hereby undertakes and covenants to do all such further acts and execute all such further assignments, documents and instruments (including, without limitation, patent and copyright registrations and applications) as CBS may from time to time require or request to effectuate this Paragraph 8, and in the event Executive fails to do so within fifteen (15) days of receiving written notice from CBS requesting the same, Executive hereby appoints CBS to execute such documents and instruments in its name and on its behalf as its duly authorized attorney and this appointment shall be deemed to be a power coupled with an interest and shall be irrevocable.

9. Executive agrees that, during the Employment Term and for one (1) year thereafter, Executive shall not, in any communications with the press or other media or any customer, client or supplier of CBS, CBS Corporation or any of CBS Corporation’s affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of CBS, CBS Corporation or any of CBS Corporation’s affiliated companies or any of their respective directors or senior officers.

10. Executive agrees that, during the Employment Term and for one (1) year thereafter, Executive shall not, directly or indirectly: (i) employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of CBS; CBS Corporation or any of CBS Corporation’s affiliated companies; or (ii) do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of CBS, CBS Corporation or any of CBS Corporation’s affiliated companies with any customer, employee, consultant or supplier. Should CBS have reason to believe Executive is violating the terms of this Paragraph 10, CBS may contact any individual(s) necessary to (a) determine the existence of a violation and (b) enforce this Paragraph 10, without being deemed to have violated the confidentiality terms of any written agreement between Executive and CBS or CBS Corporation.

11. (a) Executive agrees that Executive’s employment with CBS is on an exclusive basis and that, while Executive is employed by CBS, Executive will not engage in any other business activity which is in conflict with Executive’s duties and obligations (including Executive’s commitment of time) under this Agreement. Executive agrees that, during the Non-Compete Period (as defined below), Executive shall not directly or indirectly engage in or participate as an owner, partner, member, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of CBS, without the written consent of CBS; provided, however, that this provision shall not prevent Executive from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the entire Employment Term; provided, however, that, if Executive’s employment terminates before the then scheduled end of the Employment Term, the Non-Compete Period shall terminate on the earlier of: (i) the date that base salary continuation payments (or severance) are no longer being made to Executive pursuant to paragraph 7(c) or 7(d); or (ii) on a date on which Executive makes the election under paragraph 11(b) subject to CBS’s acceptance of Executive’s written request (which relates to Executive’s ability to terminate certain obligations under this paragraph 11(a) in exchange for waiving Executive’s right to certain compensation). If Executive’s employment terminates for Cause before the then scheduled end of the Employment Term, the Non-Compete Period shall terminate on the date that is nine (9) months after Executive’s date of termination.

(b) If Executive’s employment terminates without Cause before the then scheduled end of the Employment Agreement, your obligations under paragraph 11(a) shall cease provided that you notify CBS in writing that you wish to waive your right to receive, or to continue to receive, payments and benefits provided under paragraph 7(c) and CBS agrees in its sole discretion to terminate your obligations under paragraph 11(a), provided that no such agreement by CBS shall be required after sixty (6o) days from the date Executive’s employment terminates without Cause (but not under any other provision in this Agreement).

12. Executive agrees that during Executive’s employment hereunder and at any time thereafter, (i) Executive shall not use for any purpose other than the duly authorized business of CBS or CBS Corporation, or disclose to any third party, any information relating to CBS, CBS Corporation, or any of CBS Corporation’s affiliated companies which is proprietary to CBS, CBS Corporation or any of CBS Corporation’s affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of Executive’s duties under this Agreement consistent with CBS’ policies); and (ii) Executive will comply with any and all confidentiality obligations of CBS to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by Executive or at Executive’s direction or by any other person who directly or indirectly receives such information from Executive, or (y) is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive.

13. (a) Executive agrees that during the Employment Term and for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, (x) Executive shall not communicate with anyone (other than Executive’s own attorneys and tax advisors), except to the extent necessary in the performance of Executive’s duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving CBS, CBS Corporation or any of CBS Corporation’s affiliated companies, other than any litigation or other proceeding in which Executive is a party-in-opposition, without giving prior notice to CBS or its counsel; and (y) in the event that any other party attempts to obtain information or documents from Executive with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, Executive shall promptly notify CBS or its counsel before providing any information or documents.

(b) Executive agrees to cooperate with CBS and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment. Executive’s cooperation shall include, without limitation, providing assistance to CBS’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings and any travel related to Executive’s attendance at such proceedings. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, CBS will (x) seek to minimize interruptions to Executive’s schedule to the extent consistent with its interests in the matter; and (y) reimburse Executive for all reasonable and appropriate out-of-pocket expenses in a manner consistent with CBS policy, but in no event later than December 31st of the year following the year in which Executive incurs the related expenses.

(c) Executive agrees that Executive will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves CBS, CBS Corporation or any of CBS Corporation’s affiliated companies, or which may create the impression that such testimony is endorsed or approved by CBS, CBS Corporation or any of CBS Corporation’s affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process the approval of, the Senior Executive Vice President, Chief Legal Officer of CBS Corporation.

14. CBS has entered into this Agreement in order to obtain the benefit of Executive’s unique skills, talent, and experience. Executive acknowledges and agrees that any violation of paragraphs 4 through 6 or 8 through 13 of this Agreement will result in irreparable damage to CBS, and, accordingly, CBS may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to CBS, and Executive hereby consents and agrees to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.

15. Except as provided in paragraph 14 of this Agreement, if any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement (including the documents referenced herein) or Executive’s employment with CBS (a “Matter In Dispute”), the parties hereto agree that such Matter In Dispute shall be privately arbitrated rather than contested in a court of law before a judge or jury. Any and all Matters In Dispute must be brought in the parties’ individual capacities, and not as a plaintiff or class member in any purported class or representative proceeding. Thus, by agreeing to the terms of this agreement, Executive is hereby waiving any right Executive might otherwise have to litigate a Matter In Dispute as a class or representative proceeding. Any and all Matters In Dispute shall be submitted to arbitration before JAMS Employment Practice, and a neutral arbitrator will be selected in a manner consistent with JAMS Employment Arbitration Rules (“Rules”). Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall bear its respective costs (including attorney’s fees, and there shall be no award of attorney’s fees). This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. (“FAA”). Judgment upon the final award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and nothing herein shall preclude either Executive or CBS from bringing any proceeding permitted by the FAA concerning the arbitration process.

16. Executive represents and warrants:

(a) that Executive has capacity to enter into this Agreement,

(b) that Executive has entered into this Agreement voluntarily and with a full understanding of its terms, and

(c) that Executive is not subject to restrictive covenants or other contractual limitations with any other employer, company, entity or person that would be breached by Executive becoming a party to this Agreement.

17. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns; provided, however, that Executive shall have no right to assign this Agreement or delegate Executive’s obligations hereunder. This Agreement may be assigned by CBS to another majority-owned subsidiary of CBS Corporation or any successor in interest thereto. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely within the State of New York, with respect to the determination of any claim, dispute or disagreement, which may arise out of the interpretation, performance or breach of this Agreement. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court or duly appointed arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.

18. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Code Section 409A. This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever (including, but not limited to as a result of this paragraph 18 or otherwise) shall CBS be liable for any tax, interest or penalties that may be imposed on Executive (or Executive’s beneficiaries, successors or representatives) under Code Section 409A. Neither CBS, CBS Corporation nor any of CBS Corporation’s affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Executive acknowledges that Executive has been advised to obtain independent legal, tax or other counsel in connection with Code Section 409A.

19. Notwithstanding any provision herein to the contrary, CBS’s obligation to make the payments provided for in paragraph 7(c) shall be conditioned on Executive’s execution of an effective release (with all periods for revocation set forth therein having expired), such date the “Release Effective Date,” in favor of CBS and its affiliated companies in a form satisfactory to CBS within 45 days following Executive’s termination from Executive’s position; provided, however, that if, at the time any severance payments are scheduled to be paid to Executive pursuant to paragraph 7(c) Executive has not executed a release that has become effective and irrevocable in its entirety, then any such severance payments shall be held and accumulated without interest, and shall be paid to Executive on the first Regular Payroll Date following the Release Effective Date. Executive’s failure or refusal to sign and deliver the release or Executive’s revocation of an executed and delivered release in accordance with applicable laws, whether intentionally or unintentionally, will result in the forfeiture of the payments and benefits under paragraph 7(c). Notwithstanding the foregoing, if the 45-day period does not begin and end in the same calendar year, then the Release

Effective Date shall be deemed to be the later of (i) the first business day in the year following the year in which Executive’s position is terminated or (ii) the Release Effective Date (without regard to this proviso). In addition, the payments and benefits described in paragraph 7(c) shall immediately cease, and CBS shall have no further obligations to Executive with respect thereto, in the event that Executive materially breaches any provision of paragraphs 4 through 6 and 8 through 13 hereof.

20. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally or mailed by registered or certified mail, return receipt requested, to the parties at their addresses above indicated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CBS Radio Inc.

By
Anthony Ambrosio Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer

By
Robert Philips